MINUTES OF MEETING OF

BOARD OF DIRECTORS

EURO DOT, Inc.

The meeting of the Board of Directors of the above-named Corporation was held on the:

Date:November 12, 2021

Time:10:00 am

Place:5830 East Second Street

Casper, WY 82609

By telecommunications.

The following Directors were present by teleconference, constituting a quorum:

David Stybr

David Zich

Karel Cvejn

Justin Mathews

Ales Kudrna

RESOLVED that the Corporation appoints the First National Bank of Pennsylvania as independent representative to function as Escrow Agent for the public sale of common stock under the Offering Statement on Form 1-A, file No. 024-11553.

RESOLVED that the Corporation appoints Continental Stock Transfer & Trust Company as transfer agent on the effective date of the Offering Circular for the public sale of common stock under the Offering Statement on Form 1-A, file No. 024-11553.

RESOLVED that the Corporation authorized the following inclusion under the Offering Statement on Form 1-A, file No. 024-11553.

Upon the deposit of $1,500,000 representing 300,000 Common Stock at $5.00 per share, in the escrow account, as the qualification amount the Company is authorized to partially close on this offering. If we have not received and accepted subscriptions for the Offered Shares for at least $1,500,000 at the end of the one hundred fiftieth (150) day following qualification of the offering statement of which this offering circular is a part, subject to the Company’s ability to extend the offering for an additional thirty (30) days (the “Extension Period”), this offering will terminate. If the Company has received and accepted subscriptions for the number of Offered Shares on or before the end of the one hundred fiftieth (150) day following qualification, or the end of the Extension Period, if exercised, then the Company will partially close on this offering.

RESOLVED that the Offering Circular is authorized for transmission, copy attached and made part of these minutes, has been prepared as an amendment based on the July 13, 2021, letter of review submitted by the Securities and Exchange Commission.

THERE ARE NO FURTHER business to come before the meeting, upon motion duly made, seconded, and unanimously adopted, the meeting was adjourned.

/ss/ David Stybr

________________________

David Stybr

President

/ss/ David Zich

________________________

David Zich

Assistant Secretary

/s/ Karel Cvejn

/s/Justin Mathews

/s/Ales Kudrna